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                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D. C.  20549

                                   FORM 8-K

                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported):  January 28, 2003



                               URS Corporation
            (Exact name of registrant as specified in its charter)


                                   Delaware
                (State or other jurisdiction of incorporation)


                  1-7567                                94-1381538
         (Commission File No.)           (I.R.S. Employer Identification No.)


                      100 California Street, Suite 500,
                    San Francisco, California  94111-4529
            (Address of principal executive offices and zip code)


      Registrant's telephone number, including area code: (415) 774-2700


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Item 5.         Other Events

At a Special Meeting held on January 28, 2003, the stockholders of URS Corporation (the "Company") approved the conversion of all outstanding shares of its Series D Senior Convertible Participating Preferred Stock (the "Series D Stock") into a total of 2,106,674 shares of its common stock. The Company issued the Series D Stock to Carlyle-EG&G, L.L.C. and EG&G Technical Services Holdings, L.L.C. (both of whom are affiliates of TCG Holdings, L.L.C.) in connection with its acquisition of Carlyle-EG&G Holdings Corp. and Lear Siegler Services, Inc. on August 22, 2002. As a result of the conversion, TCG Holdings, L.L.C. now beneficially holds an aggregate of 7,064,033 shares, or approximately 22%, of the Company's outstanding common stock.

As previously described in the Company's definitive proxy statement dated December 23, 2002 relating to the Special Meeting, the Series D Stock conversion constituted a "change in control" as defined under the terms of the Company's employment arrangements with certain executives resulting in, among other things, the accelerated vesting of 137,500 shares of restricted common stock previously granted to Martin M. Koffel, the Company's Chairman and Chief Executive Officer, and 75,000 shares of restricted common stock previously granted to Kent P. Ainsworth, the Company's Executive Vice President and Chief Financial Officer. In order to satisfy tax withholding obligations arising from the vesting of their restricted stock, Messrs. Koffel and Ainsworth have surrendered 50,381 and 25,000 shares of common stock back to the Company, respectively.




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                                  SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                URS CORPORATION

Dated:  January 31, 2003                        By:     /s/ Kent P. Ainsworth
                                                   ----------------------------
                                                Kent P. Ainsworth
                                                Executive Vice President
                                                Chief Financial Officer and
                                                Secretary